Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RED HAT, INC.

Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware

Red Hat, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Red Hat, Inc. The Corporation was originally incorporated under the name Red Hat Software, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on September 17, 1998. An amended and restated certificate of incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on September 29, 1998. A Second Amended and Restated Certificate was filed with the office of the Secretary of the State of Delaware on February 24, 1999, and amended on March 31, 1999 and June 4, 1999.

2. This Third Amended and Restated Certificate of Incorporation was recommended to the stockholders for approval as being advisable and in the best interests of the Corporation by written action of the Board of Directors on June 2, 1999.

3. That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4. This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

The text of the Corporation’s second amended and restated certificate of incorporation is amended and restated in its entirety as follows:

FIRST. The name of the Corporation is Red Hat, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 246,972,726 shares consisting of 225,000,000 shares of Common Stock with a par value of $.0001 per share (the “Common Stock”) and 21,972,726 shares of Preferred Stock with a par value of $.0001 per share, (the “Preferred Stock”), of which 5,000,000 are undesignated, 6,801,400 shares are designated as Series A Convertible Preferred Stock, 8,116,550 shares are designated as Series B Convertible Preferred Stock and 2,054,776 shares are designated as Series C Convertible Preferred Stock.

A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A. COMMON STOCK

1. GENERAL. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4. VOTING RIGHTS. Except as otherwise required by law or this Third Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

B. PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a “Certificate of Designation”) shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Third Amended and Restated Certificate of Incorporation.

D. SERIES A, SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK

1. DIVIDENDS. The Corporation shall not declare or pay any dividends on shares of Common Stock (except for dividends payable solely in the form of Common Stock) until the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall have first received, or simultaneously receive, a distribution on each outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is then convertible. The Corporation shall not declare or pay any dividends on any shares of Preferred Stock unless, at the same time, a dividend in a like amount per share shall be paid upon, or declared and set apart for, all shares of Preferred Stock then outstanding.

2. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to the greater of (i) $.343 per share, in the case of Series A Preferred Stock, $.996 per share, in the case of Series B Preferred Stock, and $3.893 per share in the case of the Series C Preferred Stock (each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable pursuant to clause (i) above in respect of the shares held by them upon such distribution. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Corporation shall be deemed to rank on a parity with each other with respect to the liquidation, dissolution or winding-up of the Corporation.

(b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Any (i) merger or consolidation of the Corporation or a subsidiary of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% by voting power of the capital stock of the Corporation or the surviving or acquiring corporation), (ii) acquisition, in one transaction or a series of related transactions by a person or group of affiliated persons, of 50% or more of the outstanding voting stock of the Company or (iii) sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 unless the holders of a majority of the then outstanding Preferred Stock elect in writing not to treat such merger, consolidation or sale as a liquidation, and any agreement or plan of merger or consolidation to which the Company is a party shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The amount deemed distributed to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3. VOTING.

(a) Each holder of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so as to affect adversely the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock,

and the authorization of any shares of capital stock on a parity with Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

4. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) (i) SERIES A RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.343 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be $.343. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) SERIES B RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.996 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be $.996. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(iii) SERIES C RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.893 by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be $3.893. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(iv) In the event of a notice of redemption of any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price.

(c) MECHANICS OF CONVERSION.

(i) In order for a holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to convert its shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (a “Conversion Notice”) that such holder elects to convert all or any number of the shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock represented by such certificate or certificates. The Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and Conversion Notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price or Series C Conversion Price.

(iii) Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Conversion Price, as applicable, surrendered for conversion or on the Common Stock delivered upon such conversion.

(iv) All shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) ADJUSTMENTS TO SERIES A CONVERSION PRICE, SERIES B CONVERSION PRICE OR SERIES C CONVERSION PRICE FOR DILUTING ISSUES:

(i) SPECIAL DEFINITIONS. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “OPTION” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “SERIES A ORIGINAL ISSUE DATE” shall mean the date on which the first share of Series A Preferred Stock was issued.

(C) “SERIES B ORIGINAL ISSUE DATE” shall mean the date on which the first share of Series B Preferred Stock was issued.

(D) “SERIES C ORIGINAL ISSUE DATE” shall mean the date on which the first share of Series C Preferred Stock was issued.

(E) “CONVERTIBLE SECURITIES” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(F) “ADDITIONAL SHARES OF COMMON STOCK” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than:

(I) shares of Common Stock issued or issuable upon conversion of any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(II) shares of Common Stock issued or issuable upon conversion of any Convertible Securities (other than shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) or exercise of any warrants outstanding on the Series C Original Issue Date;

(III) shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(IV) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(V) up to 3,717,400 shares of Common Stock (including issuances prior to the Series C Original Issue Date) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus such additional number of shares of Common Stock as may be approved by the Board of Directors of the Corporation and by a majority of the members of the Board of Directors who are not employees of the Company or any of its subsidiaries, issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to employer stock option plans;

(VI) securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors of the Corporation and by a majority of the members of the Board of Directors who are not employees of the Corporation or any of its subsidiaries; or

(VII) securities issued in connection with strategic transactions approved by the Board of Directors of the Corporation and by a majority of the members of the Board of Directors who are not employees of the Corporation or any of its subsidiaries involving the Company and other entities, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements.

(ii) NO ADJUSTMENT OF CONVERSION PRICE.

(A) No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the applicable Series A Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series A Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(B) No adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made, by adjustment in the applicable Series B Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series B Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(C) No adjustment in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made, by adjustment in the applicable Series C Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series C Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 66-2/3% of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

If the Corporation at any time or from time to time after the Series A Original Issue Date, Series B Original Issue Date or Series C Original Issue Date, as applicable, shall issue any Options (excluding Options covered by Subsection 4(d)(i)(F)(IV) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that (x) for the purposes of adjusting the Series A Conversion Price, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, (y) for the purposes of adjusting the Series B Conversion Price, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Series B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and (z) for the purposes of adjusting the Series C Conversion Price, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Series C Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any such unexercised Option, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be readjusted, to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price as would have been in effect at the time of such expiration or termination had such Option never been issued;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clauses (B) or (D) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Series A Original Issue Date, the Series B Original Issue Date or the Series C Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on such respective original issue date or were issued after such respective original issue date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after such respective original issue date and the provisions of this Subsection 4(d)(iii) shall apply.

(iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

(A) In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; PROVIDED THAT, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of vested Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding vested Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(B) In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d) (iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then and in such event, such Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; PROVIDED THAT, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of vested Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding vested Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(C) In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d) (iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Series C Conversion Price in effect immediately prior to such issue, then and in such event, such Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such

Series C Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; PROVIDED THAT, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of vested Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding vested Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) CASH AND PROPERTY: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) MULTIPLE CLOSING DATES. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before that subdivision each shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before the combination each shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Series C Original Issue Date, as the case may be, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect immediately before such event each shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, as the case may be, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price each shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, as the case may be, shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock, the rights of the holders of the Series B Preferred Stock and the rights of the holders of the Series C Preferred Stock, as the case may be; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock, as the case may be, simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.

(h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of each such share of Series A Preferred Stock, the holders of each such share of Series B Preferred Stock and the holders of each such share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price, Series B Conversion Price and the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be.

(j) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock against impairment.

(k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, each holder of the Series B Preferred Stock and each holder of the Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, any holder of Series B Preferred Stock or any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be.

(l) NOTICE OF RECORD DATE. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall use its best efforts to cause to be mailed to the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, prior to the dates specified in (A) and (B) below, a notice stating

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. MANDATORY CONVERSION.

(a) Upon (i) the closing of the sale of shares of Common Stock, at a price to the public of at least $4.75 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of net proceeds to the Corporation (a “Qualified IPO”) or (ii) the delivery to the Corporation of a Conversion Notice or Notices covering at least 75% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the “Mandatory Conversion Date”), (A) all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and (B) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and all references to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deleted and shall be of no further force or effect.

(b) All holders of record of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 5 . Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, accordingly.

6. REDEMPTION.

(a) The Corporation will, subject to the conditions set forth below, on February 25, 2004 and on each of the first and second anniversaries thereof (each such date being referred to hereinafter as a “Mandatory Redemption Date”), upon receipt not less than 60 nor more than 120 days prior to the applicable Mandatory Redemption Date of written request(s) for redemption from holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock representing at least 66-2/3% of the aggregate number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (a “Redemption Request”), redeem from each holder of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock that requests redemption pursuant to the Redemption Request or pursuant to a subsequent election made in accordance with this

Section 6(a) (a “Requesting Holder”), at a price equal to $.343 per share, in the case of the Series A Preferred Stock, $.996 per share, in the case of the Series B Preferred Stock, and $3.893 in the case of the Series C Preferred Stock, plus in each case any dividends declared but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the “Mandatory Redemption Price”), the number of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock requested to be redeemed by each Requesting Holder, but not more than the following respective portions of the number of shares each series of Preferred Stock held by such Requesting Holder on the applicable Mandatory Redemption Date.

Mandatory Redemption Date	Maximum Portion of Shares of Series of Preferred Stock To Be Redeemed
February 25, 2004	33%
February 25, 2005	50%
February 25, 2006	All shares of Series

The Corporation shall provide notice of its receipt of Redemption Request, specifying the time, manner and place of redemption and the Mandatory Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Series A Preferred Stock, to each holder of Series B Preferred Stock and to each holder of Series C Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than 45 days prior to the applicable Mandatory Redemption Date. Each holder of Series A Preferred Stock, each holder of Series B Preferred Stock and each holder of Series C Preferred Stock (other than a holder who has made the Redemption Request) may elect to become a Requesting Holder on such Mandatory Redemption Date by so indicating in a written notice mailed to the Company, by first class or registered mail, postage prepaid, at least 30 days prior to the applicable Mandatory Redemption Date. Except as provided in Section 6(b) below, each Requesting Holder shall surrender to the Corporation on the applicable Mandatory Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Mandatory Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be cancelled.

(b) If the funds of the Corporation legally available for redemption of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on any Mandatory Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock required under this Section 6 to be redeemed on such date from Requesting Holders, those funds which are legally available will be used to redeem the maximum possible number of each such shares ratably on the basis of the number of each such series which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(c) Unless there shall have been a default in payment of the Mandatory Redemption Price, on the applicable Mandatory Redemption Date, all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive such Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Mandatory Redemption Date be deemed to be outstanding.

(d) Any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock accordingly.

7. WAIVER. Any of the respective rights of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock set forth herein may be waived by the affirmative vote of the holders of not less than 66-2/3% of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, then outstanding, voting together as a separate class; PROVIDED, HOWEVER, that any waiver which does not affect all series of Preferred Stock in the same manner may only be waived by the holders of not less than 66-2/3% of the shares of Preferred Stock so affected.

8. NEGATIVE COVENANTS. So long as at least 25% of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding on the Series C Original Issue Date (such numbers to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events) are outstanding, the Corporation shall not, without the prior written consent of the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock representing not less than 66-2/3% of the shares of Common Stock into which all outstanding shares of such Preferred Stock are then convertible:

(a) merge or consolidate into or with another corporation (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% by voting power of the capital stock of the surviving or acquiring corporation), or sell all or substantially all the assets of the Corporation;

(b) acquire (whether by merger, stock purchase, asset purchase or otherwise) all or substantially all of the properties, assets or stock of any other corporation or entity;

(c) amend the Certificate of Incorporation (including through the filing of a Certificate of Designation) of the Corporation to authorize any additional shares of Common Stock or Preferred Stock or to authorize or designate any other class or series of stock in addition to Common Stock and Preferred Stock;

(d) declare or pay any dividends or distributions on Common Stock (other than dividends payable solely in Common Stock and repurchases of Common Stock for a price equal to its original purchase price pursuant to restricted stock agreements);

(e) voluntarily liquidate or dissolve;

(f) incur any indebtedness for borrowed money or purchase money financing in excess of the greater of (i) $1.5 million or (ii) 25% of the amount, if any, by which the Corporation’s total assets exceeds its total liabilities (as reflected in the Corporation’s most recent balance sheet);

(g) guarantee directly or indirectly, any indebtedness or obligations (except for guarantees of trade accounts of any subsidiary arising in the ordinary course of business);

(h) make any loan or advance to any person or entity, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors; or

(i) engage in any strategic transaction in which securities of the Company are issued, including (a) joint ventures, manufacturing, marketing or distribution agreements, or (b) technology transfer or development agreements.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, subject to any limitation thereof contained in the by-laws. The stockholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation; PROVIDED, HOWEVER, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

3. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

4. Special meetings of stockholders may be called at any time only by the Chief Executive Officer, the President, the Chairman of the Board of Directors (if any) or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

5. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH.

1. NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

2. CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of the Corporation.

4. TERMS OF OFFICE. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending February 29, 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending February 28, 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending February 28, 2002.

5. ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

6. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

7. VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

8. QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

9. ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation’s by-laws.

10. REMOVAL. Any one or more or all of the directors may be removed with cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Directors may not be removed without cause.

11. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the by-laws of the Corporation.

12. RIGHTS OF PREFERRED STOCK. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

(i) the interests of the Corporation’s stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

(ii) whether the proposed transaction might violate federal or state laws;

(iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects; and

(iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

TENTH. The Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, PROVIDED, HOWEVER, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Third Amended and Restated Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article FOURTH or (ii) amend or repeal, or adopt any provision inconsistent with, Parts A and B of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH and this Article TENTH of this Third Amended and Restated Certificate of Incorporation.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Third Amended and Restated Certificate of Incorporation are true under the penalties of perjury this 10th day of August, 1999.

By:	/s/ Robert F. Young
	Name:	Robert F. Young
	Title:	Chief Executive Officer

[SEAL]

Attest:

By:	/s/ David Shumannfang
David Shumannfang
Secretary

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF RED HAT, INC.

Red Hat, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and directing consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment are as follows:

RESOLVED: That, subject to stockholder approval, Article FOURTH of the Corporation’s Third Amended and Restated Certificate of Incorporation, be amended and restated and shall read in its entirety as set forth on Exhibit A attached hereto.

SECOND: The Board of Directors of the Corporation directed that such amendment be submitted to the stockholders of the Corporation for their consent and approval and, in lieu of a meeting and vote of stockholders, the stockholders having not less than the minimum number of votes that is necessary to consent to this amendment have given written consent to said amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Amendment this 8th day of August, 2001.

RED HAT, INC.

/s/ Mark H. Webbink
Mark H. Webbink
Senior Vice President and
General Counsel

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 8/13/2001

010394706-2945436

Exhibit A

FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $.0001 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.	COMMON STOCK

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. Dissolution, Liquidation and Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4. Voting Rights. Except as otherwise required by law or this Third Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

B.	PREFERRED STOCK

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preference, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a “Certificate of Designation”) shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Third Amended and Restated Certificate of Incorporation.”